European Commission Grants Clearance for Equinix Offer to Acquire Telecity

REDWOOD CITY, Calif., Nov. 13, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that it has obtained clearance from the European Commission on its offer to acquire TelecityGroup plc, previously announced in May of this year. The combination of Equinix and TelecityGroup will enable Equinix to expand its platform throughout key European markets and further its strategy to increase network and cloud density in these markets. The clearance follows the European Commission approval of agreed commitments proposed by Equinix and TelecityGroup to divest certain facilities. Following this approval, Equinix expects the transaction to close early in the first half of 2016.

Highlights / Key Facts:

  As a result of obtaining this clearance, the pre-condition of the offer has been satisfied and the required scheme of arrangement documents are expected to be posted to TelecityGroup shareholders by the end of November, with a meeting of TelecityGroup shareholders to approve the transaction to follow.  The scheme of arrangement documents will include full details of the offer and the expected timetable of completion.
  As part of the clearance, Equinix and TelecityGroup have agreed to divest the following facilities: TelecityGroup's Bonnington House, Sovereign House, Meridian Gate and Oliver's Yard data centers and Equinix's West Drayton data center in London; TelecityGroup's Science Park and Amstel Business Park I in Amsterdam; and TelecityGroup's Lyonerstrasse data center in Frankfurt.  In the nine months from January-September 2015, these assets contributed approximately four percent of the combined TelecityGroup and Equinix revenues for that period.
  Given the requirements for these divestitures, Equinix expects this transaction to be adjusted funds from operations (AFFO) per share accretive to Equinix twelve months from closing.
  Equinix's acquisition of Telecity complements and enhances the company's existing portfolio and provides the opportunity to increase network and cloud density to better serve enterprise customers who are increasingly moving to highly interconnected, global data centers.  Upon close, the combined company will operate a total of 145 data centers around the world.

Quotes

  Steve Smith, president and CEO, Equinix:
  "We are pleased to have received clearance from the European Commission for the acquisition of Telecity. The combination of Telecity and Equinix is a milestone in the ongoing development of our platform and will bring the benefits of greater cloud and network density to our customers in Europe and beyond."

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com.

Important Notices

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include statements regarding Equinix's ability to complete the acquisition of Telecity, the expected timetable for the acquisition, the expected benefits from the acquisition, the expected divestiture of certain facilities, and the expected financial performance of the combined company following the acquisition. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the occurrence of any event, change or other circumstance that would compromise Equinix's ability to complete the acquisition of Telecity within the expected timeframe or at all; unanticipated costs or difficulties relating to the integration of companies Equinix has acquired or will acquire into Equinix, including Telecity; the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. There can be no assurances as to the amount of proceeds that Equinix will receive in connection with the expected divestiture. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Each of the Equinix, Inc. directors accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of each of the Equinix, Inc. directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of that information.

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the transaction or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws. The offer will be implemented solely pursuant to the terms of the scheme document to be published by Telecity, which will contain the full terms and conditions of the transaction, including details of how to vote in respect of the transaction. Any decision in respect of, or other response to, the offer should be made only on the basis of the information contained in the scheme document.

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CONTACT: Equinix Media Contacts, Sally Comollo, +1 (781) 366-5580, scomollo@equinix.com; Alisa Davis, Golin, for Equinix, Inc., +1 (415) 318-4339, adavis2@golin.com; Equinix Investor Relations Contact, Katrina Rymill, +1 (650) 598-6583, krymill@equinix.com, Paul Thomas, +1 (650) 598-6442, pthomas@equinix.com